Filed pursuant to Rule 424(b)(3)
Registration No. 333-199129

SUPPLEMENT NO. 3
DATED JUNE 5, 2017
TO THE PROSPECTUS DATED APRIL 24, 2017
OF INLAND RESIDENTIAL PROPERTIES TRUST, INC.

This Supplement No. 3 supplements, and should be read in conjunction with, the prospectus of Inland Residential Properties Trust, Inc., dated April 24, 2017, as previously supplemented by Supplement No. 1 dated May 4, 2017 and Supplement No. 2 dated May 26, 2017. Unless otherwise defined in this Supplement No. 3, capitalized terms used herein have the same meanings as set forth in the prospectus, as supplemented.

Plan of Distribution

The following information updates the section captioned “Plan of Distribution — Status of the Offering” on page 205 of the prospectus.

Status of the Offering

The following table provides information regarding the total shares sold in our offering as of May 31, 2017.

	Shares	Gross Offering Proceeds ($) (1)	Commissions and Fees ($) (2)	Proceeds To Us, Before Expenses ($) (3)
Class A Shares
From our sponsor in connection with our formation (4):	8,000.000	200,000	—	200,000

Class A Shares sold in the offering:	1,273,406.460	31,260,084	2,201,987	29,058,097

Class A Shares issued pursuant to our distribution reinvestment plan:	29,298.610	695,842	—	695,842

Total (Class A Shares):	1,310,705.070	32,155,926	2,201,987	29,953,939

Class T Shares
Class T Shares sold in the offering (5):	367,035.978	8,790,511	420,254	8,370,257

Class T Shares issued pursuant to our distribution reinvestment plan:	5,686.432	129,708	—	129,708

Total (Class T Shares):	372,722.410	8,920,219	420,254	8,499,965

Class T-3 Shares
Class T-3 Shares sold in the offering (5):	44,117.650	1,065,000	58,575	1,006,425

Class T-3 Shares issued pursuant to our distribution reinvestment plan:	34.070	777	—	777

Total (Class T-3 Shares):	44,151.720	1,065,777	58,575	1,007,202
Total (Class A, Class T, and Class T-3 Shares):	1,727,579.20	42,141,922	2,680,816	39,461,106

(1)	Gross proceeds received by us as of the date of this table for shares sold to investors pursuant to accepted subscription agreements.
(2)	Inland Securities Corporation serves as dealer manager of this offering and is entitled to receive selling commissions and certain other fees, as discussed further in our prospectus.

S-1

(3)

Organization and offering expenses, excluding selling commissions and dealer manager fees, will not exceed 2.0% of the gross offering proceeds. These expenses include registration and filing fees, legal and accounting fees, printing and mailing expenses, bank fees and other administrative expenses.

(4)

In connection with our formation, we sold 8,000 shares of our common stock to our sponsor for an aggregate purchase price of $200,000. These 8,000 shares were subsequently converted into Class A Shares.

(5)

The Company pays a distribution and stockholder servicing fee, subject to certain limits, on the Class T and Class T-3 Shares sold in the primary offering in an annual amount equal to 1.0% of the per share purchase price of the applicable share (or, once reported, the per share estimated value of the applicable share), payable on a monthly basis. The distribution and stockholder servicing fees are ongoing fees that are not paid at the time of purchase, are not intended to be a principal use of offering proceeds and are not included in the above table.

S-2